UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 1-13237

                           NOTIFICATION OF LATE FILING

        (Check One): |X| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| |_| Form N-SAR
        For Period Ended:  December 31, 2002
                         -------------------------------------------------------
|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
    For the Transition Period Ended:
                                    --------------------------------------------

  Read attached instruction sheet before preparing form. Please print or type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ------------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant    CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
                        --------------------------------------------------------
Former name if applicable

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Address of principal executive office (Street and number)
625 Madison Avenue
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City, state and zip code   New York, New York  10022
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                                     PART II
                             RULE 12b-25 (b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)



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          |   (a) The reasons described in reasonable detail in Part III of this
          |       form could not be eliminated  without  unreasonable  effort or
          |       expense;
          |   (b) The subject  annual  report,  semi-annual  report,  transition
          |       report on Form  10-K,  20-F,  11-K or Form  N-SAR,  or portion
   |X|    |       thereof will be filed on or before the fifteenth  calendar day
          |       following the  prescribed  due date; or the subject  quarterly
          |       report or transition  report on Form 10-Q, or portion  thereof
          |       will be filed on or before the fifth  calendar  day  following
          |       the prescribed due date; and
          |   (c) The  accountant's  statement or other exhibit required by Rule
          |       12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        Although management has worked diligently to complete and file in a timely manner the Registrant's annual report on Form 10-K for the year ended December 31, 2002 (the "Form 10-K"), recent developments relating to the Registrant's financial reporting have required management to devote additional time to complete its ongoing evaluation. The ongoing evaluation will not be completed in sufficient time for the Registrant to (i) complete its financial statements, (ii) assure that the information presented in the Form 10-K complies with the requirements of the form and applicable federal securities laws and regulations, and
        (iii) file the Form 10-K, within the prescribed period without unreasonable effort and expense.

                                     PART IV
                                OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification
        Gary Parkinson                     (212)            421-5333
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             (Name)                     (Area Code)     (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        |_| Yes  |X| No

               The Registrant's 10-Q for the quarter ended June 30, 2002.

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        |_| Yes  |X| No


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        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

See information under the caption "Explanation of Anticipated Change In Results of Operations" below.

                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    April 1, 2003                 By:    /s/ Stuart Rothstein
         -------------                        ----------------------------------
                                                 Stuart Rothstein
                                                 Chief Financial Officer




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